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                                                                    Exhibit (i)

[LOGO]                           Kirkpatrick & Lockhart Preston Gates Ellis LLP
                                 1601 K Street NW
                                 Washington, DC 20006-1600

                                 T 202.778.9000    www.klgates.com

                                April 29, 2008

Forum Funds
3435 Stelzer Road
Columbus, OH 43219

Ladies and Gentlemen:

   We have acted as counsel to Forum Funds, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 229 to the Trust's Registration Statement on Form N-1A (File Nos. 002-67052; 811-03023) (the "Post-Effective Amendment"), registering an indefinite number of shares ("Shares") of beneficial interest in the Adams Harkness Small Cap Growth Fund, Jordan Opportunity Fund, and Polaris Global Value Fund, and an indefinite number of Investor Class Shares of beneficial interest of the Winslow Green Solutions Fund, and an indefinite number of Investor Class and Institutional Class Shares of the Winslow Green Growth Fund, (each, a "Fund"), under the Securities Act of 1933, as amended (the "1933 Act").

   You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument, as amended (the "Governing Instrument") and Bylaws of the Trust, and the action of the Trust's Board of Trustees that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

   Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

   Based upon and subject to the foregoing, we are of the opinion that:

    1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Fund; and

    2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

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Forum Funds
April 29, 2008
Page 2

   This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                              Very truly yours,

                              /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

                              Kirkpatrick & Lockhart Preston Gates Ellis LLP